Exhibit 99.1

News Release
Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143
MOLINA HEALTHCARE ISSUES GUIDANCE
FOR ITS 2011 FISCAL YEAR
Long Beach, California (January 26, 2011) — Molina Healthcare, Inc. (NYSE:MOH) today announced its guidance for fiscal year 2011, and limited guidance for its fiscal year 2012.
For the year ended December 31, 2011, the Company currently expects the financial results shown below (all amounts are approximate):

Premium Revenue	$4.5 billion
Service Revenue	$170 million
Investment Income	$7.5 million

Medical Care Costs	$3.8 billion
Medical Care Ratio	84.8%
Service Costs	$145 million
Service Revenue Ratio	84.3%

G&A Expense	$390 million
G&A Ratio	8.4%
Premium Tax Expense	$145 million

Depreciation	$34 million
Amortization	$20 million
Interest Expense	$15 million

Income Before Tax	$110 million
Income Tax	$41.8 million

Net Income	$68.2 million
Diluted EPS	$2.20
Weighted Average Diluted Shares Outstanding	31.0 million
EBITDA	$210 million
Effective Tax Rate	38%

MOH Issues Guidance For Its 2011 and 2012 Fiscal Years

January 26, 2011
For the year ended December 31, 2012, the Company currently expects the financial results shown below (all amounts are approximate):

Premium Revenue	$5.0 billion to $6.0 billion

Medical Care Ratio	85.0% to 85.5%
G&A Ratio	7.8% to 8.3%

EBITDA	$230 million to $280 million
EBITDA %	4.5%
The Company will host an Investor Day meeting at the Le Parker Meridien Hotel in New York City on Wednesday, January 26, 2011, from 12:30 p.m. to 4:30 p.m. Eastern Time. The Company’s conference presentation will include discussions by management of corporate strategy, market factors, and financial metrics, including a discussion of the Company’s 2011 guidance and limited 2012 guidance. A 30-day online replay of the Investor Day meeting will be available approximately one hour following the conclusion of the live webcast. A link to this webcast can be found on the Company’s website at www.molinahealthcare.com.
Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.6 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s expected results for fiscal years 2011 and 2012. All of our forward-looking statements are based on our current expectations and assumptions. Actual results could differ materially due to the unexpected failure of our assumptions or due to adverse developments related to numerous risk factors, including but not limited to the following:
•	significant budgetary pressures on state governments and their potential inability to maintain the currently agreed-upon payment rates to our health plans, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

•	increases in our Aged, Blind or Disabled membership at our California and Texas health plans consistent with our expectations;

•	uncertainties regarding the impact of the Patient Protection and Affordable Care Act, including its possible repeal, judicial overturning of the individual insurance mandate, the effect of various implementing regulations, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

•	management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations;

•	the success of our efforts to retain existing government contracts in connection with upcoming state requests for proposals (RFPs) in Washington and Louisiana;

•	the success of our efforts to obtain new government contracts in connection with upcoming RFPs in both existing states (Texas and Florida) and new states (Arizona, Georgia, and Illinois) and our ability to grow our revenues through 2012 consistent with our expectations;

•	the accurate estimation of incurred but not reported medical costs across our health plans;

•	risks associated with the continued growth in new Medicaid and Medicare enrollees;

•	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;

•	the continuation and renewal of the government contracts of our health plans and of Molina Medicaid Solutions and the terms on which such contracts are renewed;

•	the timing of receipt and recognition of revenue and the amortization of expense under the state contracts of Molina Medicaid Solutions;

•	additional administrative costs and the potential payment of additional amounts to providers and/or the state as a result of MMIS implementation issues in Idaho;

•	the certification of the MMIS systems in both Maine and Idaho during 2011;

•	government audits and reviews, including the audit of our Medicare plans by CMS;

•	changes with respect to our provider contracts and the loss of providers;

•	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

•	the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;

•	approval by state regulators of dividends and distributions by our health plan subsidiaries;

•	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;

•	high dollar claims related to catastrophic illness;

•	the favorable resolution of litigation or arbitration matters;

•	restrictions and covenants in our credit facility;

•	the relatively small number of states in which we operate health plans;

•	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;

•	a state’s failure to renew its federal Medicaid waiver;

•	an inadvertent unauthorized disclosure of protected health information;

•	changes generally affecting the managed care or Medicaid management information systems industries;

•	increases in government surcharges, taxes, and assessments;

•	changes in general economic conditions, including unemployment rates;
and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of January 26, 2011, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.
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